Exhibit 99.1

Quarter-to-Date
Sales Update

May 20, 2008

(% change versus PY)	April 2008	Commentary
Consolidated Sales	14%	Solid underlying growth of 7% driven by Merchant and Tonnage segments, partially offset by lower equipment sales (4%). Currency +5%, acquisitions +2% and natural gas pass-thru +4%.
Merchant Gases	29%	Strong volume and pricing across all regions. Includes benefit from additional workdays/prior year holiday. Currency +8% and acquisitions +5%.
Tonnage Gases	21%	Sales growth driven by new plant start-ups partially offset by lower spot volumes. Currency +3%, acquisitions +2% and higher natural gas and raw material pass-thru +13%.
Electronics and Performance Materials	-4%	Sales declined on lower Electronics’ equipment sales driven by a drop in industry capital spending. Excluding equipment, Electronics sales increased 5% due to strong growth in Tonnage and higher
Materials’ volumes, partially offset by restructuring impacts.
Performance Materials benefited from strong volume growth
		particularly in Asia and higher prices. Currency +3%
Healthcare	10%	Sales increased 9% due to currency. Strength in the Europe homecare business was largely offset by lower US revenues.

Note: We are providing this information at the request of financial analysts and investors who have indicated that it would assist them in understanding recent business trends at Air Products. This information is based on current estimates and data that we believe in our judgment to be reliable. Please keep in mind that sales are not the only factors that determine future financial performance. Many other factors including raw material, energy, distribution and overhead costs and other price changes also influence results.